UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☑  Definitive Proxy Statement
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SOVRAN SELF STORAGE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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SOVRAN SELF STORAGE, INC.
6467 Main Street
Williamsville, New York 14221

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Sovran Self Storage, Inc. on Wednesday, May 26, 2010 at the Company’s headquarters, 6467 Main Street, Williamsville, New York 14221. The 2010 Annual Meeting will begin promptly at 9:00 a.m. (E.D.T.).

The enclosed Notice and Proxy Statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote “FOR” the election of six Directors to serve until the 2011 Annual Meeting of Shareholders and “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal year 2010.

The vote of every Shareholder is important. You may vote your shares via the toll free telephone number or via the Internet (see instructions on the enclosed proxy card) or you may sign and date the accompanying proxy card and return it in the postage paid envelope provided. Returning your completed proxy card will not prevent you from voting in person at the meeting should you be present and wish to do so or from changing your vote before the meeting. Please note that the telephone number is available only for calls originating in the United States or Canada. Please take the time to vote. As explained in the Proxy Statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another Shareholder, please bring written confirmation from the record owner that you are acting as a proxy. If you will need special assistance at the meeting, please contact Sovran Investor Relations at (716) 633-1850.

The Board of Directors and management look forward to greeting those Shareholders who are able to attend the Annual Meeting.

Sincerely,

David L. Rogers
Secretary

April 9, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR 2010 ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1. ELECTION OF DIRECTORS
PROPOSAL 2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
Grant of Plan-Based Awards for 2009
Outstanding Equity Awards At December 31, 2009
Option Exercises and Stock Vested In 2009
CERTAIN TRANSACTIONS
PROPOSALS OF SHAREHOLDERS FOR THE 2011 ANNUAL MEETING
OTHER MATTERS

SOVRAN SELF STORAGE, INC.
6467 Main Street
Williamsville, New York 14221

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF SOVRAN SELF STORAGE, INC.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Sovran Self Storage, Inc. (the “Company”) will be held at the Company’s headquarters, 6467 Main Street, Williamsville, New York 14221, on Wednesday, May 26, 2010, at 9:00 a.m. (E.D.T.), to consider and take action on the following:

1.	The election of six directors of the Company to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

2.	The ratification of the appointment by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.

3.	The transaction of such other business as may properly come before the meeting or any adjournments thereof.

FURTHER NOTICE IS HEREBY GIVEN that the stock transfer books of the Company will not be closed, but only Shareholders of record at the close of business on March 24, 2010 will be entitled to notice of the meeting and to vote at the meeting.

Shareholders who will be unable to attend the Annual Meeting in person may attend the meeting by proxy. Such Shareholders are requested to complete, date, sign and return the proxy card in the envelope enclosed or to vote their shares by telephone or via the Internet as described on the enclosed proxy card.

By Order of the Board of Directors,

David L. Rogers
Secretary

Williamsville, New York
April 9, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to
be held on May 26, 2010

The Proxy Statement, Form 10-K for the year ended December 31, 2009 and the Annual Report to Shareholders are available at www.sovranss.com/2010annualmeeting

SOVRAN SELF STORAGE, INC.
6467 Main Street
Williamsville, New York 14221

PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Sovran Self Storage, Inc. (the “Company”) for the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 26, 2010 at 9:00 a.m. (E.D.T.) at the Company’s headquarters, 6467 Main Street, Williamsville, New York 14221, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed form of proxy are first being mailed to Shareholders on or about April 9, 2010.

Shareholders of record may vote by (i) attending the meeting, (ii) using the toll-free telephone number shown on the proxy card, (iii) voting via the Internet at the address shown on the proxy card, or (iv) marking, dating, signing and returning the enclosed proxy card. Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. The proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy (including a telephone or Internet vote) as of a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting alone will not act to revoke a prior proxy.

The entire cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Company will reimburse brokerage firms, banks and other securities custodians for their expenses in forwarding proxy materials to their principals. Solicitations other than by mail may be made by officers or by employees of the Company without additional compensation.

Only Shareholders of record at the close of business on March 24, 2010 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. At the close of business on March 24, 2010, there were issued and outstanding 27,566,605 shares of the Company’s common stock (“Common Stock”). Each share of Common Stock has one vote. A majority of shares entitled to vote at the Annual Meeting will constitute a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other purposes. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining whether a quorum is present. Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present.

Note to Beneficial Owners. Effective January 1, 2010, NYSE rule changes no longer permit most banks, brokers or nominees to vote on behalf of beneficial owners with respect to uncontested elections of directors if the beneficial owner does not provide voting instructions to the bank, broker or nominee. Therefore, it is very important for beneficial owners holding shares in this manner to provide voting instructions to their banks, brokers or nominees. Such banks, brokers or nominees will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.

The Company has enclosed with this Proxy Statement a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009, including the financial statements and schedules thereto.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to
be held on May 26, 2010

The Proxy Statement, Form 10-K for the year ended December 31, 2009 and the Annual Report to Shareholders are available at www.sovranss.com/2010annualmeeting

PROPOSAL 1. ELECTION OF DIRECTORS

It is intended that the proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees for director named below. The vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. The nominees proposed are all presently members of the Board of Directors.

Nominees for Election to the Board of Directors

The nominees named herein will hold office until the next succeeding Annual Meeting of Shareholders and until their successors are duly elected and qualified. In the event any nominee becomes unavailable to stand for election, it is intended that the persons named in the proxy may vote for a substitute who will be recommended by the Governance Committee of the Board of Directors subject to Board approval. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as directors.

Set forth below is a brief description of the business experience during the last five years of each of our nominees for election as directors. This description also includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the conclusion that each director should serve as a member of the Board of Directors.

Name	Age	Independent	Business Experience

Robert J. Attea	68	No	Chairman of the Board and Director of the Company since 1995 and Chief Executive Officer of the Company since March 1997. Mr. Attea is one of the founders of the Company and has more than 40 years of experience in the commercial real estate industry and 27 years in the self-storage industry. He brings to the Board of Directors extensive experience in the acquisition, disposition and development of commercial real estate. He also is a key contributor in the development and execution of the Company’s business strategy and provides invaluable expertise related to the self-storage industry. This industry experience coupled with his intimate knowledge of the Company enables him to make invaluable contributions to the Board of Directors and the Company’s success.

Kenneth F. Myszka	61	No	President and Chief Operating Officer of the Company since March 1997 and Director of the Company since 1995. Mr. Myszka is one of the founders of the Company and has more than 25 years of experience in the self-storage industry. He is a certified public accountant and a graduate of the University of Buffalo Law School. He brings to the Board extensive experience in systems development, marketing and product innovations. Also, his legal and accounting background and in depth experience in human relations provides the Board of Directors with valuable perspectives in the development and execution of the Company’s business strategies and otherwise. In addition, he has an intimate knowledge of the Company’s day-to-day operations, which gives him a detailed understanding of the Company’s business strategy and operations.

Name	Age	Independent	Business Experience

John E. Burns	63	Yes	Director of the Company since 1995. Mr. Burns is and has been the President of Altus Capital Inc. (and its predecessors), an investment management company since 2000. From 1998 through 2000, Mr. Burns was Chairman of Sterling, a division of National City Bank, which provided tax and financial counseling services to affluent families. He is a certified public accountant and has previously served as an Audit Manager at Price Waterhouse. As a result of Mr. Burns’ experience, he brings to the Board of Directors significant financial expertise which enables him to give valuable insights with respect to the financial markets and trends and with respect to the Company’s financing strategies. Also, his background allows him to provide significant insights related to the Company’s internal controls and experienced leadership as chair of the Company’s Audit Committee and Chair of its Compensation Committee.

Anthony P. Gammie	75	Yes	Director of the Company since 1995. From 1985 through March of 1996, Mr. Gammie was Chairman of the Board and Chief Executive Officer of Bowater Incorporated, a Fortune 500 print manufacturer. He also served, from 1988 to 1996, as a member of the board of directors and on the audit committee of the Bank of New York, and on the Board of Directors of Alumax (formerly Amax) from 1989 until 1996. Mr. Gammie retired in 1996. As a result of Mr. Gammie’s public company, executive and financial experience he provides the Board of Directors with significant insights on global and national financial market trends and valuable assistance related to the Company’s capital and financial strategies and corporate governance initiatives.

Charles E. Lannon	62	Yes	Director of the Company since 1995. Mr. Lannon is and has been the President of Strategic Advisors, Inc. (formerly known as Strategic Capital, Inc.), a consulting firm, since 1995. Through Strategic Advisors, Inc., Mr. Lannon has provided consulting and advisory services to many companies seeking capital, transactional and financial guidance. Also, since 1995 he has served as an executive officer and on the board of several non-public companies. Prior to 1995, Mr. Lannon was involved in the self-storage industry for over 10 years. Such collected experience allows him to provide the Board of Directors with significant assistance related to investor relations, strategic and transactional matters. He also has an excellent understanding of corporate governance trends and the role of the Board of Directors which enables him to well serve the Company as chair of its Governance Committee and as a member of the Audit Committee.

Name	Age	Independent	Business Experience

James R. Boldt	58	Yes	Director of the Company since 2009. Mr. Boldt is and has been the Chairman, President, and Chief Executive Officer of Computer Task Group Inc., a publicly traded information technology services company, since 2002 and, a member of its board of directors since 2001. During the twenty years prior to his current position he was the Chief Financial Officer of Computer Task Group and Pratt & Lambert United, Inc., a publicly traded manufacturer of paints and chemical specialties. As a result of Mr. Boldt’s experience, he brings to the Company well grounded experience in accounting, finance, information technology and corporate governance. His service as a Chairman and CEO of a publicly traded company also brings to the Board of Directors a perspective of a person who has evaluated and managed operational and business issues similar to those faced by the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEES NAMED ABOVE.

Director Independence

The Board of Directors has reviewed all transactions or relationships between each director, director nominee, or any member of his or her immediate family and the Company, its senior management and its independent registered public accounting firm. There were no transactions, relationships or arrangements with any non-employee director or director nominee that were required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities and Exchange Act of 1934 that the Board of Directors considered as part of such review. In determining independence of the directors, the Board of Directors did consider a certain facilities services agreement between a business owned by Charles E. Lannon and the Company involving payments of approximately $12,000 per annum, which it did not regard as material. Based on this review and as required by the independence standards of the New York Stock Exchange (“NYSE”), the Board of Directors has affirmatively determined that Messrs. Burns, Gammie, Lannon and Boldt are independent from management and its independent registered public accounting firm within the meaning of the NYSE listing standards and as defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).

MEETINGS OF THE BOARD OF DIRECTORS AND BOARD COMMITTEES

The Board of Directors held seven meetings during the fiscal year ended December 31, 2009. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board of Directors and all committees on which he served. Our independent directors who are all members of our Board of Directors other than Messrs. Attea (our Chairman of the Board and Chief Executive Officer) and Myszka (our President and Chief Operating Officer), meet in executive session in conjunction with regularly scheduled meetings of the Board of Directors at least twice per year and on other occasions, as necessary, in accordance with the Company’s Corporate Governance Principles. The presiding director at executive sessions of our independent directors has in the past rotated among the independent directors. The Board of Directors has recently designated Anthony P. Gammie as lead independent director and the lead independent director will preside at such executive sessions in the future. The Company’s policy is that all directors should attend the Annual Meeting of Shareholders absent a good reason. Three directors attended the 2009 Annual Meeting of Shareholders, and three directors were excused for good reason.

The Board of Directors has three committees with the principal functions described below. The charter of each committee is posted on the Company’s website at www.sovranss.com. A copy of each charter is available in print to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, attention David L. Rogers, Secretary, or by telephone (716) 633-1850.

Audit Committee.  The Audit Committee is composed of Messrs. Burns, Gammie, Lannon and Boldt. Mr. Burns serves as Chair. The Audit Committee is established to oversee the accounting and financial reporting processes and audits of the financial statements of the Company. The Audit Committee assists the Board of Directors in oversight of the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the assessment of independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function, as well as accounting and reporting processes.

The Audit Committee is composed entirely of directors who are not employees of the Company and have no relationship to the Company that would interfere with a director’s independence from management and the Company, including independence within the meaning of applicable NYSE listing standards and rules and regulations of the SEC. Each member must be “financially literate” under NYSE listing standards, or become financially literate within a reasonable period of time after appointment. The SEC has adopted rules to implement certain requirements of the Sarbanes-Oxley Act of 2002 pertaining to public company audit committees. One of the rules adopted by the SEC requires a company to disclose whether it has an “Audit Committee Financial Expert” serving on its audit committee. The Board of Directors has determined that all members of the Audit Committee are financially literate and that Audit Committee members John E. Burns and James R. Boldt meet the definition of a “financial expert.”

The Audit Committee’s duties are set forth in its charter, which can be found on the Company’s web site at www.sovranss.com. Additional information regarding the Audit Committee and the Company’s independent registered public accounting firm is disclosed in the Report of the Audit Committee below. The Audit Committee held five meetings during the fiscal year ended December 31, 2009. The Audit Committee meets regularly in private session with the Company’s independent registered public accounting firm.

Compensation Committee.  The Compensation Committee is composed of Messrs. Burns, Gammie and Boldt, each of whom is independent within the meaning of applicable NYSE listing standards. Mr. Burns serves as Chair. The Compensation Committee makes decisions with respect to compensation of Messrs. Attea, Myszka and Rogers (the “Executive Officers”), reviews and recommends to the full Board of Directors director compensation levels and programs and administers the Company’s 2005 Award and Option Plan.

The Compensation Committee met four times during 2009. Compensation Committee agendas are established by the Committee Chair, and the Compensation Committee meets in executive session only. Pursuant to its charter, the Compensation Committee has the authority to engage advisors, including compensation consultants, and the Compensation Committee has engaged Longnecker & Associates as an independent consultant to assist in evaluating compensation for the Executive Officers and executive compensation programs generally. The consultant reports directly to the Compensation Committee and does not perform services for management. However, on occasion, at the request and direction of the Compensation Committee, the consultant will review compensation levels recommended by the Executive Officers for other senior managers. The consultant advises the Compensation Committee with respect to compensation trends and best practices, plan design, reasonableness of individual compensation awards and general comparability with companies in the real estate investment trust (“REIT”) industry.

The Executive Officers do not participate in deliberations of the Compensation Committee. The Executive Officers, at the Compensation Committee’s request, prepare performance and operational data and financial and other information to assist the Compensation Committee in reaching its compensation determinations.

The Compensation Committee’s charter does not permit delegation of its responsibilities or authority to others. Accordingly, the Compensation Committee has not delegated any of its responsibilities.

The functions of the Compensation Committee are further described below under the caption “Executive Compensation” and in its charter, which can be found on the Company’s web site at www.sovranss.com.

Governance Committee.  The Governance Committee of the Board of Directors was formed in 2003 and serves as the Company’s nominating committee. The Governance Committee is composed of Messrs. Burns, Gammie, Lannon and Boldt, each of whom is independent within the meaning of applicable NYSE listing standards. Mr. Lannon has served as Chair since February, 2007. The Governance Committee’s functions are set forth in its charter, which can be found on the Company’s website at www.sovranss.com, and include assisting the Board of Directors by identifying individuals qualified to become Board members and recommending director nominees for the annual meeting of shareholders, recommending to the Board the Corporate Governance Principles applicable to the Company, leading the Board of Directors in its annual review of the Board’s performance, and recommending the Board of Directors’ director nominees for each committee. The Governance Committee must annually review the adequacy of its charter and its own performance. The Governance Committee does not have an express policy with regard to consideration of director candidates recommended by shareholders, but it will consider director candidates proposed by shareholders in the same manner as it considers other candidates. The Board of Directors does not believe that it is necessary to have a policy regarding the consideration of director candidates recommended by shareholders due to the infrequency of such recommendations. In general, the Board of Directors and the Governance Committee believe that candidates must be highly qualified, exhibiting the experience and expertise required of the Board of Directors’ own pool of candidates and interest in the Company’s businesses, and also the ability to attend and prepare for Board of Directors, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board of Directors. Candidates should represent the interests of all shareholders and not those of a special interest group. A shareholder wishing to nominate a candidate should do so in accordance with the guidelines set forth below under the caption “Proposals of Shareholders for the 2011 Annual Meeting.” One meeting of the Governance Committee was held during 2009.

In identifying and evaluating the individual director nominees that it recommends to the Board of Directors, the Governance Committee utilizes the following process: (i) the Governance Committee reviews the qualifications of any candidates who have been properly recommended or nominated by the shareholders, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Governance Committee determines, a search firm; (ii) the Governance Committee evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election; (iii) the Governance Committee considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors; and (iv) the Governance Committee considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole. After such review and consideration, the Governance Committee recommends that the Board of Directors select the slate of director nominees. No third party fee was paid to assist in identifying or evaluating nominees during 2009.

While the Governance Committee does not have a written policy regarding diversity in identifying director candidates, the Governance Committee considers diversity in its search for the best candidates to serve on the Board of Directors. The Governance Committee looks to incorporate diversity into the Board of Directors through a number of demographics, skills, experiences, including operational experience, and viewpoints, all with a view to identify candidates that can assist the Board of Directors with its decision making. The Governance Committee places primary emphasis on (i) judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business; (ii) diversity of viewpoints, backgrounds, experiences and other demographics; (iii) business or other relevant experience; and (iv) the extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a board that is active, collegial and responsive to the needs of the Company. Nominees are not discriminated against on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

CORPORATE GOVERNANCE

Corporate Governance Guidelines.  The Board of Directors adopted Corporate Governance Principles which comply with NYSE listing standards. These principles require, among other things, that a majority of directors on the Board of Directors meet the criteria for independence defined by the NYSE. The Company meets this independence standard. From time to time, the Board of Directors may revise the Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of the Company’s shareholders and other constituencies. The Corporate Governance Principles are published on the Company’s website at www.sovranss.com. A printed copy of the Corporate Governance Principles will be provided to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, or by telephone (716) 633-1850.

Code of Ethics and Code of Ethics for Senior Financial Officers.  All of the Company’s directors and employees, including the Company’s Executive Officers, are required to comply with the Company’s Code of Ethics to help ensure that the Company’s business is conducted in accordance with the highest standards of moral and ethical behavior. The Company also has a Code of Ethics for Senior Financial Officers applicable to the Company’s principal executive officer, principal financial officer and principal accounting officer and controller, each of whom is also bound by the provisions set forth in the Code of Ethics relating to ethical conduct, conflicts of interest and compliance with the law. The Code of Ethics and Code of Ethics for Senior Financial Officers are published on the Company’s web site at www.sovranss.com. A printed copy of the Code of Ethics and the Code of Ethics for Senior Financial Officers will be provided to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, or by telephone (716) 633-1850.

Policies And Procedures Regarding Related Party Transactions.  The Company has established conflict of interest policies, which are included in the Company’s Code of Ethics, to which all directors, Executive Officers and key employees are subject. They are required to disclose to the Company’s Chief Compliance Officer (or, in the event such person is a director or Executive Officer, to the Chair of the Audit Committee) in writing each outside relationship, activity and interest that creates a potential conflict of interest, including transactions or arrangements potentially disclosable pursuant to applicable rules of the SEC. All directors, Executive Officers and other key employees are required to disclose in writing each year whether they are personally in compliance with such policy. In addition, each director and Executive Officer is required to complete an annual questionnaire which calls for disclosure of any transactions in which the Company is or is to be a participant, on the one hand, and in which such director or Executive Officer or any member of his family has a direct or indirect material interest, on the other. The Board of Directors is of the opinion that these procedures are sufficient to allow for the review, approval or ratification of any transactions with related persons that would be required to be disclosed under applicable SEC rules.

Complaint Procedure; Communications with Directors.  The Sarbanes-Oxley Act of 2002 requires public companies to maintain procedures to receive, retain and respond to complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place. Any employee of the Company may report concerns regarding these matters in the manner specified in the Company’s Employee Complaint Procedures for Accounting and Auditing Matters, which is published on the Company’s web site at www.sovranss.com. A printed copy of the Company’s Employee Complaint Procedures for Accounting and Auditing Matters will be provided to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, or by telephone (716) 633-1850.

The Board of Directors has also established a process for shareholders or other interested parties to send communications to the Company’s independent directors. Shareholders or other interested parties may communicate with the Board of Directors by calling (716) 633-1850 ext. 6116 or by writing to the Company’s Secretary. Communications sent to the Company addressed to the Board of Directors by these methods will be screened by the Secretary for appropriateness before either forwarding or notifying the independent directors of receipt of a communication.

Board Leadership Structure.  Robert J. Attea has served as the Company’s Chief Executive Officer and Chairman since 1997. He is also one of the founders of the Company and has over 40 years experience in the commercial real estate business. The Company believes that having Mr. Attea serve as both Chief Executive Officer and Chairman demonstrates to the Company’s employees and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing its operations and leading the Board of Directors. The Company believes this unity of leadership eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. In addition, the Board of Directors recognizes that, given Mr. Attea’s familiarity with the Company and his long standing experience with the Company, it is valuable to have him lead board discussions.

This board leadership structure is further enhanced by independent director oversight and involvement. The Board of Directors has four independent directors among its members which provides for strong independent perspective in strategy development and oversight. In addition, the Company’s independent directors actively lead and assist in developing board agendas.

To provide for an additional independent leadership role, the Board of Directors has recently designated Anthony P. Gammie, as lead independent director. The lead independent director’s responsibilities include: presiding at meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors; serving as liaison between the Chairman and the independent directors; convening meetings of the independent directors; consulting with the Chairman on matters relating to Board of Director performance and corporate governance. Mr. Gammie has been informally serving in this role for some time.

The Company believes its leadership structure is the most effective leadership structure for the Board of Directors at this time. However, the Board of Directors recognizes that no single leadership model is appropriate for a board at all times. Accordingly, the Board of Directors may in the future consider a different leadership structure, including a separation of the roles of Chief Executive Officer and Chairman, as appropriate.

The Role of the Board of Directors in the Company’s Risk Oversight Process.  The Company’s Board of Directors is primarily responsible for overseeing the Company’s risk management processes and enterprise risk management. Certain areas of this responsibility have been delegated by the Board of Directors to the Audit Committee, the Compensation Committee and Governance Committee, each with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight. The Audit Committee oversees risks related to internal controls and procedures, the Compensation Committee oversees risks related to compensation practices and the Governance Committee oversees risks related to conflicts of interest and code of ethics matters. These committees and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ objectives. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. The Company believes this division of responsibilities is the most effective approach for addressing the risks facing the Company.

DIRECTOR COMPENSATION

The Company pays its directors who are not also officers or employees of the Company (an “Outside Director”) an annual fee of $25,000. An additional $7,500 is paid to each member of the Audit Committee, an additional $25,000 is paid to the chair of the Audit Committee and an additional $5,000 is paid to the chair of each of the Compensation and Governance Committees. Outside Directors are also paid a meeting fee of $1,000 for each special meeting of the Board of Directors attended. In addition, the Company will reimburse all directors for reasonable expenses incurred in attending meetings.

Under the Deferred Compensation Plan for Directors, an Outside Director may elect to have all or part of director fees credited to a deferred compensation account in the form of units equivalent to shares of the Company’s Common Stock (“Units”). The number of Units credited is equal to the number of shares of Common Stock that could have been purchased using the closing price of Common Stock on the day immediately preceding the date on which the fees were payable. When the Company declares cash dividends on its Common Stock, additional Units are credited to the deferred compensation accounts based on the reinvestment of the dividend on the dividend record dates. Amounts credited to the deferred compensation accounts will be paid to directors in the form of shares of Common Stock, the number of which shares will equal the number of Units credited to the accounts.

Under the 2009 Outside Directors’ Stock Option and Award Plan (the “2009 Directors’ Plan”), each Outside Director is granted, effective as of the Outside Director’s initial election or appointment, an option to acquire 3,500 shares of Common Stock at the fair market value of the Common Stock on the date of grant. In addition, as of the close of each annual shareholders’ meeting after initial appointment or election, each Outside Director is granted an option to acquire an additional 2,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. The initial options for 3,500 shares of Common Stock are exercisable one year from the date of grant subject to continued service; the Outside Directors’ options awarded annually thereafter are exercisable immediately. The exercise price is payable in cash or by delivery of shares of Common Stock owned by the Outside Director, or a combination of cash and shares. All options must be exercised within ten years from the date of grant. No Outside Director exercised options during 2009.

In addition, the 2009 Directors’ Plan provides each Outside Director with a grant annually of a number of shares of restricted stock equal to the base annual fee paid to such Outside Director multiplied by 0.8 and divided by the fair market value of a share of Common Stock on the date of grant. Any restricted stock granted vests one year following the date of grant based on continued service.

The table below summarizes the compensation paid by the Company to Outside Directors for the year ended December 31, 2009.

	Fees Earned or	Restricted Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation
Name	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

John E. Burns	$60,500	$20,000	$7,780	$1,360	$89,640
Anthony P. Gammie	$35,500	$20,000	$7,780	$1,360	$64,640
Charles E. Lannon	$40,500	$20,000	$7,780	$1,360	$69,640
James R. Boldt	$34,500	$20,000	$13,615	$778	$68,893
Michael A. Elia(5)	$1,000	$0	$0	$0	$1,000

(1)	Mr. Burns received $57,500 in cash and elected to have $3,000 of his fees credited to a deferred compensation account in the form of Units. All other Outside Directors elected to have their 2009 fees credited to a deferred compensation account in the form of Units. The Units credited to each Outside Director were 122 for Mr. Burns, 1,547 for Mr. Gammie, 1,766 for Mr. Lannon, 1,498 for Mr. Boldt and 49 for Mr. Elia.

(2)	For 2009, each Outside Director was granted 864 shares of restricted stock, which are not vested but will vest in full on May 21, 2010 provided the director remains in office. The amount disclosed in the “Restricted Stock Awards” column represents the aggregate grant date fair value of such shares computed in accordance with FASB ASC Topic 718 of $20,000. See footnote 11 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of assumptions used to value the restricted stock awards.

(3)	The amounts disclosed in the “Option Awards” column represent the aggregate grant date fair value of all stock options granted to our directors for the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. The stock options of Messrs. Burns, Gammie and Lannon are currently exercisable. The stock options of Mr. Boldt become exercisable May 21, 2010. The full grant date fair value, in accordance with FASB ASC Topic 718, of each option award in 2009 was $3.89 per share, or $7,780 in the aggregate for Messrs. Burns, Gammie and Lannon, and $13,615 in the aggregate for Mr. Boldt. See footnote 2 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the assumptions used to value the stock options. Information regarding the stock option awards outstanding as of December 31, 2009 are shown below:

			Number of
Name	Grant Date	Expiration Date	Shares

John E. Burns	5/13/2004	5/13/2014	2,000
	5/18/2005	5/18/2015	2,000
	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000
	5/21/2008	5/21/2018	1,835
	5/21/2009	5/21/2019	2,000
Anthony P. Gammie	5/18/2005	5/18/2015	2,000
	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000
	5/21/2008	5/21/2018	1,835
	5/21/2009	5/21/2019	2,000
Charles E. Lannon	5/18/2005	5/18/2015	2,000
	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000
	5/21/2008	5/21/2018	1,835
	5/21/2009	5/21/2019	2,000
James R. Boldt	5/21/2009	5/21/2019	3,500
Michael A. Elia	5/13/2004	5/13/2014	2,000
	5/18/2005	5/18/2015	2,000
	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000
	5/21/2008	5/21/2018	1,835

(4)	Dividends on restricted stock.

(5)	Resigned from the Board of Directors effective April 24, 2009.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth for each current director, each of whom is a nominee for Director, and each of the Executive Officers named in the Summary Compensation Table and for all directors and Executive Officers as a group, information concerning beneficial ownership of Common Stock as of March 24, 2010. Unless otherwise noted, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed.

	Shares of Common Stock
	Beneficially Owned at	Percent of
	March 24, 2010	Common Stock
Name	(1)(2)(3)(4)	Owned

Robert J. Attea	217,921	*
Kenneth F. Myszka	216,922	*
Charles E. Lannon	134,989	*
John E. Burns	21,545	*
Anthony P. Gammie	25,921	*
James R. Boldt	6,364	*
David L. Rogers	121,976	*

Directors and Executive Officers As a Group (seven persons)	745,638	2.7%

*	Represents beneficial ownership of less than 1% of outstanding Common Stock on March 24, 2010.

(1)	Includes 9,835, 11,835, 9,835, and 3,500 shares of Common Stock that may be acquired by Messrs. Lannon, Burns, Gammie and Boldt, respectively, through the exercise, within sixty days, of options granted under the 1995 and 2009 Outside Directors’ Stock Option and Award Plans.

(2)	Excludes 5,752, 9,528, 12,908, and 1,567 shares of Common Stock issuable to each of Messrs. Burns, Lannon, Gammie, and Boldt respectively, in payment of amounts credited to their accounts under the Company’s Deferred Compensation Plan for Directors.

(3)	Includes 37,315, 38,963 and 41,461 shares of restricted stock as to which Messrs. Attea, Myszka and Rogers, respectively, have voting power but no investment power.

(4)	Includes 6,920, 6,738 and 6,738 shares of common stock that may be acquired by Messrs. Attea, Myszka and Rogers, respectively, through the exercise, within sixty days, of options granted under the 2005 Award and Option Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company as of March 24, 2010.

		Amount of
		Common
		Stock
		Beneficially	Percent of
		Owned as of	Common Stock
Title of Class	Name and Address of Beneficial Owners	March 24, 2010	Owned

Common	Cohen & Steers, Inc.(1) 280 Park Avenue 10th Floor New York, NY 10017	3,787,412	13.7%
Common	The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	2,689,838	9.8%
Common	Deutsche Bank(3) Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	2,579,861	9.4%
Common	BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	2,322,011	8.4%

(1)	All information relating to Cohen & Steers, Inc. (“C&S”) is derived from the Schedule 13G/A filed by it and other entities on February 12, 2010. According to C&S, of the 3,787,412 shares of the Company’s Common Stock owned by C&S, C&S has the sole power to vote or direct the vote with respect to 3,171,110 of these shares and does not share voting power with respect to any other shares. C&S has the sole power to dispose or direct the disposition of all 3,787,412 shares of the Company’s Common Stock owned by C&S. The Company has not independently verified this information.

(2)	All information relating to The Vanguard Group, Inc. (“Vanguard”) is derived from Schedule 13G/A filed by it on February 4, 2010. According to Vanguard, of the 2,689,838 shares of the Company’s Common Stock owned by Vanguard, Vanguard has the sole power to vote or direct the vote with respect to 41,035 shares and does not share voting power with respect to any other shares. Vanguard has the sole power to dispose or direct the disposition of 2,648,803 shares of the Company’s Common Stock owned by Vanguard and shares disposition power with respect to 41,035 shares. The Company has not independently verified this information.

(3)	All information relating to Deutsche Bank AG (“Deutsche Bank”) is derived from the Schedule 13G filed by it and other entities on February 12, 2010. According to Deutsche Bank, of the 2,579,861 shares of the Company’s Common Stock owned by Deutsche Bank, Deutsche Bank has the sole power to vote or direct the vote with respect to 2,577,961 shares and does not share voting power with respect to any other shares. Deutsche Bank has the sole power to dispose or direct the disposition of all 2,579,861 shares of the Company’s Common Stock owned by Deutsche Bank. The Company has not independently verified this information.

(4)	All information relating to BlackRock, Inc. (“BlackRock”) is derived from Schedule 13G filed by on January 29, 2010. According to BlackRock, of the 2,322,011 shares of the Company’s Common Stock owned by BlackRock, BlackRock has the sole power to vote or direct the vote with respect to all 2,322,011 shares.
BlackRock has the sole power to dispose or direct the disposition of all 2,322,011 shares of the Company’s Common Stock owned by BlackRock. The Company has not independently verified this information.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of information furnished to the Company and reports filed through the Company, the Company believes that all Section 16(a) filing requirements applicable to its Directors, officers and greater-than-10% beneficial owners were complied with during 2009, except that Mr. Boldt, by inadvertence, filed a report late reporting a single transaction regarding deferred compensation units received in lieu of directors’ fees.

PROPOSAL 2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the Shareholders and based upon the recommendation of the Audit Committee, the Board of Directors has reappointed Ernst & Young LLP as its independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Fees billed to the Company for fiscal years 2009 and 2008 by Ernst & Young LLP were as follows:

	2009	2008

Audit Fees	$380,250	$301,812
Audit-Related Fees	$11,175	$13,950
Tax Fees	$157,484	$148,856
All Other Fees	$0	$0

TOTAL FEES	$548,909	$464,618

Audit fees include fees for the audit of the Company’s consolidated financial statements, interim reviews of the Company’s quarterly financial statements, and the audit of the Company’s internal controls over financial reporting. In 2009, audit fees also included $92,656 related to the Company’s common stock offering. Audit-related fees include the audit of the Company’s 401(k) plan. Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal and state tax compliance, and return preparation.

The Audit Committee has adopted a policy that requires advance approval of the Audit Committee for all audit, audit-related, tax services, and other services to be provided by the independent registered public accounting firm to the Company. The Audit Committee has delegated to its Chairman authority to approve permitted services, provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting. During 2009, all fees for audit services, all fees for audit-related services and all fees for tax services were approved under this policy.

Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Approval of the appointment requires the affirmative vote of a majority of the shares of Common Stock cast, provided a quorum is present at the meeting. Broker non-votes and abstentions will have no effect on the outcome.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR”
THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the integrity of the Company’s financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for conducting independent audits of the Company’s financial statements and management’s assessment of the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the financial statements and management’s assessment based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of the Company’s internal controls over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee and has discussed with Ernst & Young LLP that firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sovran Self Storage, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

JOHN E. BURNS, CHAIR
ANTHONY P. GAMMIE
CHARLES E. LANNON
JAMES R. BOLDT

THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS OF THE COMPANY

The following named persons are the Executive Officers of the Company:

Name	Age	Title and Experience

Robert J. Attea	68	Chairman of the Board and Director of the Company since 1995 and Chief Executive Officer of the Company since March 1997.
Kenneth F. Myszka	61	President and Chief Operating Officer of the Company since March 1997 and Director of the Company since 1995.
David L. Rogers	54	Chief Financial Officer and Secretary of the Company since 1995

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives.  As a real estate investment and management company, the Company’s long-term success depends on its ability to acquire, improve, operate and finance self-storage properties in a manner that will enhance shareholder value, market presence and operational efficiency. Competitive and marketplace pressures require constant improvements to productivity, innovation in providing customer service, and optimal allocation of capital resources. To achieve these goals, it is critical that the Company be able to attract, motivate, and retain highly talented individuals at all levels of the organization with appropriate skill-sets who are committed to the Company’s core values of teamwork, accountability, innovation, integrity, and respect for people. The Company’s compensation philosophy is to provide compensation programs that will motivate the Executive Officers to improve operating results and profitability. The Company’s incentive compensation also promotes growth through selective acquisitions and improvements and enhancements to existing properties, obtaining a low cost of funds and improving operating efficiencies through technical innovation.

The Compensation Committee of the Board of Directors has oversight responsibility in administering our executive compensation programs, determines compensation of the Executive Officers on an annual basis and provides guidance over the Company’s overall executive compensation programs.

The Compensation Committee historically has approached its determination of the Chief Executive Officer’s compensation in the same fashion as it determines compensation for the Chief Operating Officer and Chief Financial Officer. The Compensation Committee essentially treats these three officers as a team with complimentary skill sets and, despite their different roles, expects them to work as a team to achieve Company objectives. Accordingly, compensation of these three executive positions is very similar. This approach, in the view of the Compensation Committee, motivates them to work as a team to attain Company goals. The Company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation.

Components of Executive Compensation.  For 2009, the compensation of the Executive Officers consisted of the same five primary components used in prior years: (i) base salary, (ii) annual incentive awards for performance, payable in cash and/or restricted stock, (iii) long-term incentive compensation, payable in stock options and/or restricted stock, (iv) severance benefits, and (v) other benefits. The Compensation Committee believes that its program encourages short and long-term performance in a way that promotes Company objectives and aligns their interests with those of shareholders. Following is a discussion of the Compensation Committee’s considerations in establishing each of these components for the Executive Officers for 2009.

Base Salary.  Base salary is the guaranteed element of the Executive Officers’ annual cash compensation. The value of base salary generally reflects the executive’s position, actual performance, skill set and the market value of that skill set. A competitive salary structure is the most fundamental component of executive compensation used by the Compensation Committee to assist in attracting and retaining qualified executives. In setting base salaries, the Compensation Committee, has historically considered recommendations of its compensation consultant, Longnecker &

Associates, and comparisons to executive officers of public real estate companies with market capitalization and enterprise value similar to that of the Company, such as EastGroup Properties Inc., Lexington Realty Trust, Parkway Properties, Inc., PS Business Parks, Inc., U-Store-It Trust and Tarragon Corporation. The Compensation Committee has used this data to test for reasonableness and competitiveness of base salaries but has not specifically targeted or “benchmarked” a certain level of base salary within such peer group.

In 2009, the Compensation Committee approved base salary increases for Messrs. Attea, Myszka and Rogers of approximately 3.2% which increase was consistent with the increases being received by other management employees of the Company. The Company determined the increases for its other management employees based upon a number of factors including individual performance, cost of living increments and competitive market conditions. For 2009, Mr. Attea’s base salary was $419,000, Mr. Myszka’s was $408,000 and Mr. Rogers’ was $408,000. In 2010, Longnecker & Associates again provided advice and information based upon comparisons to executive officers of public real estate companies with market capitalization and enterprise value similar to that of the Company, such as EastGroup Properties Inc., Lexington Realty Trust, Parkway Properties, Inc., PS Business Parks, Inc., U-Store-It Trust, Extra Space Storage, Inc. and Cousins Properties Inc. Based upon such comparisons and the past performance of the executive officers, the Compensation Committee determined an increase in salaries for Messrs. Attea, Myszka and Rogers was merited. However, the Compensation Committee did not award salary increases to Messrs. Attea, Myszka, or Rogers for 2010 given the salary freeze imposed by the Company on management employees of the Company generally as a cost saving measure.

Annual Incentive Awards.  The Company has established annual bonus guidelines in order to align the Executive Officers’ goals with the Company’s sales and earnings growth objectives for the current year. These guidelines were established with the assistance of the Company’s investment banker and have been modified from time to time by the Compensation Committee upon the advice of the Compensation Committee’s compensation consultant and to respond to changes in industry conditions. The Compensation Committee, consistent with historical practices and what it believes are compensation best practices, regularly reviews the metrics of the guidelines to ensure the incentive awards are appropriately motivating key employees and rewarding such key employees for Company performance.

The components of the guidelines for 2009 related to growth in funds from operations (“FFO”) per share and other performance factors are described below.

FFO Growth Targets.  Pursuant to annual incentive guidelines, Executive Officers could earn a bonus of up to 50% of their base salaries based upon the percentage increase of FFO per share for the current year over the FFO per share for the previous year. No bonus is earned unless FFO per share growth is at least 5% over the prior year. To achieve the maximum bonus, FFO per share growth must exceed 15%. The Company’s FFO per share is computed in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) guidelines. The Company believes that FFO per share growth is an extremely important measurement of successful performance and that rewarding FFO per share growth aligns the interests of management and shareholders. FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT. NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with generally accepted accounting principles, or GAAP. The most comparable GAAP measure is net income (loss). FFO should not be considered as a substitute for net income or any other measures derived in accordance with GAAP. The Company did not experience positive FFO per share growth during 2009 as general economic conditions, including the slowdown in the residential real estate market, substantially and adversely affected the Company’s overall growth. Also, the Company’s interest expense increased due to various factors, including a credit rating downgrade, fees paid to obtain bank waiver of a covenant violation by the Company and the use by the Company of funds to terminate interest rate swap agreements. As a result of the foregoing, FFO per share growth targets were not achieved and accordingly the Executive Officers did not receive any bonus with respect to this metric.

Other Performance Factors.  In addition, the Compensation Committee, in its discretion, may award a bonus up to 50% of base salary based upon the Company’s achievements and overall performance during the preceding year. Each Executive Officer was awarded a bonus of 50% of salary for 2009 pursuant to this component. The factors considered by the Compensation Committee in making this award included financial performance, the successful implementation of enhancements to existing properties, increases in operating efficiency and productivity, successful implementation of cost reductions, and successful implementation of technological innovations. The Committee placed considerable emphasis on the efforts of the Executive Officers in successfully completing a public offering of common stock by the Company, which resulted in an upgrade of the Company’s credit rating and allowed the Company to repay $100 million of term notes. This helped to stabilize the Company’s financial position during 2009 and has allowed the Company to maintain liquidity to meet anticipated needs.

Form of Payment.  All or part of the bonus relating to “other performance factors” is paid in shares of restricted stock which have vesting periods generally ranging from one to five years, all as determined by the Compensation Committee. The Compensation Committee determined that 100% of the 2009 annual bonus earned by the Executive Officers was to be awarded in shares of restricted stock with a one year vesting period. Messrs. Attea, Myszka and Rogers received grants of 6,642, 6,468 and 6,468 shares of restricted stock, respectively, on February 25, 2010.

Long-Term Incentive Plan.  For several years, the Compensation Committee has been considering various alternatives of long-term incentive compensation programs that would align the interest of management with shareholders, provide retention incentives and minimize the impact on earnings. The compensation consultant has recommended that the Compensation Committee use restricted stock awards or stock option grants or a combination of both with a four-year vesting period and that the award have a target value of 135% of base salary. The compensation consultant’s recommendation was based upon its experience with similarly sized REITs. In 2009, the Compensation Committee determined to grant such awards to the Executive Officers through restricted stock awards. However, in lieu of a four-year vesting period the Compensation Committee decided to provide for a ratable eight-year vesting period to minimize the financial impact on the Company. In addition, in determining the number of shares of restricted stock to be awarded the fair market value of the shares at the date of grant (i.e. $31.385) was not used, but a higher price was used to avoid the perception that the shares were being granted at an artificially low price. As a result, the value of the awards upon grant was approximately 106% of base salary as opposed to the target value of 135% of base salary. Thus, the grants to Messrs. Attea, Myszka and Rogers in 2009 were for 14,112, 13,770 and 13,770 shares of restricted stock, respectively, with 12.5% of such shares vesting each year. These awards were made under the 2005 Award and Option Plan previously approved by shareholders.

Severance Benefits.  Each of the Executive Officers is a party to an employment agreement with severance benefits. A description of the terms of the agreements can be found under the heading “Employment Agreements” beginning on page 22 of this Proxy Statement. In entering into these agreements, the Compensation Committee desired to assure that we would have the continued dedication of the Executive Officers, notwithstanding the possibility of a change in control, and to retain such Executive Officers in our employ. The Compensation Committee believes that, should the possibility of a change in control arise, the Company should be able to receive and rely upon our Executive Officers’ advice as to the best interests of our Company and without the concern that such Executive Officer might be distracted by the personal uncertainties and risks created by a potential change in control. The actual benefits and payments to be made to the Executive Officers, as set forth in the employment agreements, were determined based on the Compensation Committee’s business judgment, advice received by the Compensation Committee from its compensation consultant and negotiations with each officer at the time of entering into the agreements.

Other Benefits.  The Executive Officers also receive benefits offered to all full time employees of the Company, including medical insurance coverage, disability insurance, life insurance and matching contributions to the Company’s 401(k) Plan. Under the terms of the applicable welfare benefit plans, the cost of these employee benefits is partially borne by the employee, including each Executive Officer. These plans are nondiscriminatory except that the Executive Officers may be reimbursed for medical expenditures not covered by the Company’s standard plan. In 2009 Messrs. Attea and Myszka received reimbursements of $3,307 and $5,214, respectively. The benefits paid to the Executive Officers in 2009 are included in the Summary Compensation Table below.

Perquisites.  In addition, the Executive Officers each receive $15,600 per year to be applied to automobile allowance, club memberships and miscellaneous expenses. These relatively inexpensive components of executive compensation are primarily viewed as necessary to keep compensation levels competitive and to assist in attracting and retaining qualified executives. The dollar value of perquisites is not significant relative to the other components of executive compensation. These amounts are included in the Summary Compensation Table below.

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code limits to $1 million a publicly held corporation’s tax deduction each year for compensation to any “covered employee”, except for certain qualifying “performance-based compensation”. Because the Company qualifies as a REIT under the Internal Revenue Code, it is not subject to Federal income taxes. Thus the payment of compensation that does not satisfy the requirements of Section 162(m) does not have a material adverse consequence to the Company, provided the Company continues to distribute 90% of its taxable income. A larger portion of shareholder distributions may be subject to Federal income tax as dividend income, rather than a return of capital, and any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to Federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Compensation Risk Assessment.  The Compensation Committee has considered the Company’s compensation policies and practices and has concluded that they are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
						Non-Equity	and Nonquali-
				Stock	Option	Incentive Plan	fied Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensations
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)(4)	Earnings ($)	($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert J. Attea	2009	$419,000	—	$652,394	—	—	—	$96,170	$1,167,564
Chairman of the Board and	2008	$405,964	—	$318,301	$274,027	$121,789	—	$103,915	$1,223,996
Chief Executive Officer	2007	$386,632	—	$436,201	—	$64,761	—	$116,558	$1,004,152
Kenneth F. Myszka	2009	$408,000	—	$636,172	—	—	—	$99,929	$1,144,101
President and	2008	$395,279	—	$309,948	$266,815	$118,584	—	$107,255	$1,197,881
Chief Operating Officer	2007	$376,456	—	$424,733	—	$63,056	—	$111,309	$975,554
David L. Rogers	2009	$408,000	—	$636,172	—	—	—	$98,495	$1,142,667
Chief Financial Officer	2008	$395,279	—	$309,948	$266,815	$118,584	—	$106,727	$1,197,353
and Secretary	2007	$376,456	—	$424,733	—	$63,056	—	$108,928	$973,173

(1)	The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our named executive officers for the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. As described above under “Compensation Discussion and Analysis — Components of Executive Compensation,” certain equity awards were made to our named executive officers in September of 2009 for our long-term incentive compensation plan and in February 2010 under our 2009 annual incentive compensation plan.

For Mr. Attea, the amount shown in this column for 2009 relates to (i) a long-term incentive award of 14,112 restricted shares awarded to him on September 25, 2009, and (ii) 6,642 restricted shares issued to him on February 25, 2010, relating to the 2009 annual incentive compensation plan. For Mr. Attea, the amount shown in this column for 2008 relates to (i) a long-term incentive award of 6,263 restricted shares awarded to him on June 17, 2008, and (ii) 2,030 restricted shares issued to him on February 25, 2009, relating to the 2008 annual incentive compensation plan. For Mr. Attea, the amount shown in this column for 2007 relates to (i) a long-term incentive award of 5,994 restricted shares awarded to him on February 26, 2007, and (ii) 2,020 restricted shares issued to him on February 26, 2008, relating to the 2007 annual incentive compensation plan.

For Messrs. Myszka and Rogers, the amounts shown in this column for 2009 relate to (i) a long-term incentive award of 13,770 restricted shares awarded to him on September 25, 2009, and (ii) 6,468 restricted shares issued to him on February 25, 2010, relating to the 2009 annual incentive compensation plan. For Messrs. Myszka and Rogers, the amounts shown in this column for 2008 relate to (i) a long-term incentive award of 6,099 restricted shares awarded to him on June 17, 2008, and (ii) 1,976 restricted shares issued to him on February 25, 2009, relating to the 2008 annual incentive compensation plan. For Messrs. Myszka and Rogers, the amounts shown in this column for 2007 relate to (i) a long-term incentive award of 5,837 restricted shares awarded to him on February 26, 2007, and (ii) 1,966 restricted shares issued to him on February 26, 2008, relating to the 2007 annual incentive compensation plan.

For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation” and the Grants of Plan-Based Awards Table below. The assumptions used to compute the grant date fair value of these awards for each named executive officer are set forth in Notes 2 and 11 to our 2009 consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	The amounts disclosed in the “Option Awards” column represent the aggregate grant date fair value of all option awards granted to our named executive officers for the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. No share option awards were made to any of our named executive officers during 2009. The amounts shown in this column for 2008 reflect the following long-term incentive option share grants awarded on June 17, 2008 at a price of $43.75: for Mr. Attea, 55,359 share options and for Messrs. Myszka and Rogers, 53,902 share options. All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The assumptions used to compute the grant date fair value of these options for each of our executive officers are set forth in Notes 2 and 11 to our 2009 consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009. For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation” and the Outstanding Equity Awards Table below.

(3)	The amounts disclosed in the “Non-Equity Incentive Plan Compensation” for 2008 represent cash payments for 2008 performance made in March 2009 to Messrs. Attea, Myszka and Rogers under the Company’s annual incentive award program. For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation”.

(4)	The amounts disclosed in the “Non-Equity Incentive Plan Compensation” for 2007 represent cash payment for 2007 performance made in March 2008 to Messrs. Attea, Myszka and Rogers under the Company’s annual incentive award program. For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation”.

(5)	All other compensation includes the following:

				Supplemental
			401(k)	Health	Medical and Life	Dividends on	Total “All Other
Name		Allowances*	Match	Coverage	Insurance Costs	Restricted Stock	Compensation”

Robert J. Attea	2009	$15,600	$4,900	$3,307	$11,721	$60,642	$96,170
	2008	$15,600	$4,500	$1,547	$9,543	$72,725	$103,915
	2007	$15,600	$4,500	$5,000	$11,180	$80,278	$116,558
Kenneth F. Myszka	2009	$15,600	$4,900	$5,214	$11,721	$62,494	$99,929
	2008	$15,600	$4,500	$3,371	$9,616	$74,168	$107,255
	2007	$15,600	$4,500	$3,531	$11,253	$76,425	$111,309
David L. Rogers	2009	$15,600	$4,900	—	$11,721	$66,274	$98,495
	2008	$15,600	$4,500	—	$9,616	$77,011	$106,727
	2007	$15,600	$4,500	—	$11,253	$77,575	$108,928

* Includes an annual allowance for an automobile, club dues and other miscellaneous expenses.

Grant of Plan-Based Awards for 2009

										All Other
										Option Awards:		Grant Date
		Estimated Possible Payouts			Estimated Future Payouts					Number of	Exercise or	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			All Other		Securities	Base Price	of Stock
		Plan Awards			Plan Awards			Stock Awards:		Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards	Awards
Name	Date	($)	($)	($)(1)	(#)	(#)	(#)	(#)(2)		(#)	($/sh)	($)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)

Robert J. Attea	2/26/09	—	—	—	—	—	—	2,030	(3)	—	—	$44,295
	9/25/09	—	—	—	—	—	—	14,112	(4)	—	—	$442,905
	N/A	—	—	$419,000	—	—	—		(6)	—	—	—
Kenneth F. Myszka	2/26/09	—	—	—	—	—	—	1,976	(3)	—	—	$43,116
	9/25/09	—	—	—	—	—	—	13,770	(4)	—	—	$432,171
	N/A	—	—	$408,000	—	—	—		(6)	—	—	—
David L. Rogers	2/26/09	—	—	—	—	—	—	1,976	(3)	—	—	$43,116
	9/25/09	—	—	—	—	—	—	13,770	(4)	—	—	$432,171
	N/A	—	—	$408,000	—	—	—		(6)	—	—	—

(1)	This is not the amount earned but is the maximum amount that could have been earned under the Annual Incentive Award based upon 2009 performance. The Company issued shares of restricted stock as part of such bonus earned. See item 6 below.

(2)	Holders of restricted shares are entitled to the same dividend and voting rights as are holders of the Company’s Common Stock.

(3)	Restricted shares issued in February 2009 as part of each executive’s 2008 bonus. The shares granted to Messrs. Attea, Myszka and Rogers vest ratably over a two year period, a four year period and a five year period, respectively. The cash portion of each executive’s 2008 bonus is included in the Summary Compensation Table as 2008 “non-equity incentive plan compensation”.

(4)	Restricted shares issued in 2009 as a long-term incentive compensation award, with 12.5% of such shares vesting each year. Such shares were issued under the 2005 Award and Option Plan.

(5)	Amount represents full grant date fair value of restricted stock awards granted in 2009 computed in accordance with FASB ASC Topic 718. No stock options were granted in 2009.

(6)	The Company issued Messrs. Attea, Myszka and Rogers 6,642, 6,468 and 6,468 shares of restricted stock, respectively, on February 25, 2010, for each executive’s 2009 bonus. The shares granted to Messrs. Attea, Myszka and Rogers vest in one year. There was no cash bonus for executive officers for 2009 performance. The aggregate grant date fair value of such restricted stock awards computed in accordance with FASB ASC Topic 718 was $209,489 with respect to the shares granted to Mr. Attea, $204,001 with respect to the shares issued to Mr. Myszka and $204,001, with respect to the shares granted to Mr. Rogers. Such value is included in the Summary Compensation Table as 2009 “Stock Awards.”

Outstanding Equity Awards At December 31, 2009

	Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market
			Equity						Plan Awards:	Value or
			Incentive Plan						Number of	Payout
		Number of	Awards:				Market		Unearned	Value of
	Number of	Securities	Number of			Number of	Value of		Shares,	Unearned
	Securities	Underlying	Securities			Shares or	Shares or		Units or	Shares, Units
	Underlying	Unexercised	Underlying			Units of	Units of		Other	or Other
	Unexercised	Options (#)	Unexercised	Option	Option	Stock That	Stock That		Rights That	Rights That
	Options (#)	Unexercisable	Unearned	Exercise	Expiration	Have Not	Have Not		Have Not	Have Not
Name	Exercisable	(1)	Options (#)	Price ($)	Date	Vested (#)	Vested ($)(2)		Vested (#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)

Robert J. Attea	6,920	48,439	—	$43.75	6/17/2018	—	—		—	—
	—	—	—	—	—	2,193	$78,356	(3)	—	—
	—	—	—	—	—	671	$23,975	(4)	—	—
	—	—	—	—	—	782	$27,941	(5)	—	—
	—	—	—	—	—	4,866	$173,862	(6)	—	—
	—	—	—	—	—	4,496	$160,642	(7)	—	—
	—	—	—	—	—	1,010	$36,087	(8)	—	—
	—	—	—	—	—	5,480	$195,800	(9)	—	—
	—	—	—	—	—	2,030	$72,532	(10)	—	—
	—	—	—	—	—	14,112	$504,222	(11)	—	—
Kenneth F. Myszka	6,738	47,164	—	$43.75	6/17/2018	—	—		—	—
	—	—	—	—	—	1,725	$61,634	(12)	—	—
	—	—	—	—	—	671	$23,975	(4)	—	—
	—	—	—	—	—	766	$27,369	(13)	—	—
	—	—	—	—	—	1,071	$38,267	(14)	—	—
	—	—	—	—	—	4,307	$153,889	(15)	—	—
	—	—	—	—	—	925	$33,050	(16)	—	—
	—	—	—	—	—	4,377	$156,390	(17)	—	—
	—	—	—	—	—	1,474	$52,666	(18)	—	—
	—	—	—	—	—	5,337	$190,691	(19)	—	—
	—	—	—	—	—	1,976	$70,602	(20)	—	—
	—	—	—	—	—	13,770	$492,002	(21)	—	—
David L. Rogers	6,738	47,164	—	$43.75	6/17/2018	—	—		—	—
	—	—	—	—	—	1,725	$61,634	(12)	—	—
	—	—	—	—	—	671	$23,975	(4)	—	—
	—	—	—	—	—	766	$27,369	(13)	—	—
	—	—	—	—	—	2,451	$87,574	(22)	—	—
	—	—	—	—	—	4,307	$153,889	(15)	—	—
	—	—	—	—	—	1,323	$47,271	(23)	—	—
	—	—	—	—	—	4,377	$156,390	(17)	—	—
	—	—	—	—	—	1,685	$60,205	(24)	—	—
	—	—	—	—	—	5,337	$190,691	(19)	—	—
	—	—	—	—	—	1,976	$70,602	(25)	—	—
	—	—	—	—	—	13,770	$492,002	(21)	—	—

(1)	2008 stock option grant vests in eight annual installments at the rate of 12.5% per year through 2016.

(2)	Market value of unvested shares is based on December 31, 2009 closing stock price.

(3)	Restricted shares vest at a rate of 2,193 shares per year through 2010

(4)	Restricted shares vest at a rate of 671 shares per year through 2010

(5)	Restricted shares vest at a rate of 782 shares per year through 2010

(6)	Restricted shares vest at a rate of 973 shares per year through 2014

(7)	Restricted shares vest at a rate of 749 shares per year through 2015

(8)	Restricted shares vest at a rate of 1,010 shares per year through 2010

(9)	Restricted shares vest at a rate of 783 shares per year through 2016

(10)	Restricted shares vest at a rate of 1,015 shares per year through 2011

(11)	Restricted shares vest at a rate of 1,764 shares per year through 2017

(12)	Restricted shares vest at a rate of 1,725 shares per year through 2010

(13)	Restricted shares vest at a rate of 766 shares per year through 2010

(14)	Restricted shares vest at a rate of 1,071 shares per year through 2010

(15)	Restricted shares vest at a rate of 861 shares per year through 2014

(16)	Restricted shares vest at a rate of 463 shares per year through 2011

(17)	Restricted shares vest at a rate of 730 shares per year through 2015

(18)	Restricted shares vest at a rate of 492 shares per year through 2012

(19)	Restricted shares vest at a rate of 762 shares per year through 2016

(20)	Restricted shares vest at a rate of 494 shares per year through 2013

(21)	Restricted shares vest at a rate of 1,721 shares per year through 2017

(22)	Restricted shares vest at a rate of 612 shares per year through 2013

(23)	Restricted shares vest at a rate of 264 shares per year through 2014

(24)	Restricted shares vest at a rate of 281 shares per year through 2015

(25)	Restricted shares vest at a rate of 395 shares per year through 2014

Option Exercises and Stock Vested In 2009

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)

Robert J. Attea	—	—	9,796	$230,327
Kenneth F. Myszka	—	—	9,177	$212,290
David L. Rogers	—	—	8,307	$194,745

(1)	Amounts reflect the market value of the Common Stock on the day the Common Stock vested.

EMPLOYMENT AGREEMENTS

In 1999, the Company entered into employment agreements with Messrs. Attea, Myszka and Rogers. These agreements were amended and restated effective January 1, 2009. Each employment agreement has an indefinite term but can be terminated by the Company (a) in the event of the executive’s disability, (b) for “cause,” or (c) upon 30 days prior written notice to the executive. Each executive may terminate his employment agreement (a) for “good reason,” or (b) by providing 60 days prior written notice to the Company. Each employment agreement may also be terminated by agreement of the Company and the executive. Each employment agreement prohibits the executive, during employment and during the one-year period following termination of employment, from engaging in the self-storage business as an employee, consultant or owner.

The employment agreements each provide for severance payments in the event the executive’s employment is terminated by the Company without “cause” or he resigns for “good reason.” Such severance payments would be made in 36 monthly payments following the termination of the executive’s employment, and each monthly payment would be an amount equal to one-twelfth of the sum of the highest (i) base salary earned by such executive during any calendar year, (ii) bonus and other incentive compensation earned by such executive during any calendar year, and (iii) value of any restricted stock awards during any calendar year to such executive. The first six monthly payments will be made in a single sum to the executive within 30 days following his separation from service. The remaining 30 payments will be made over a 30 month period beginning seven months after the separation from service. No severance benefits are payable if the executive’s employment is terminated for “cause” or if the executive retires or voluntarily terminates his employment without “good reason.” The employment agreements also provide that certain employee welfare benefits shall be continued for a period of 36 months after termination of employment in the event the executive’s employment is terminated by the Company without “cause” or the executive resigns for “good reason”.

In addition, if the Company undergoes a “change in control” while severance is being paid, the remaining severance payment would be transferred to a rabbi trust and monthly payments would continue to be made from that trust unless the “change in control” also qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Internal Revenue Code, in which case the remaining severance payment would be paid to the executive in a lump sum within 30 days after the “change in control” occurs. Similarly, if the executive is terminated within 2 years following a “change in control” of the Company, the severance payments would be transferred to a rabbi trust and monthly payments would be made from that trust unless the “change in control” qualifies under Section 409A of the Code, in which case the severance payments would be paid to the executive in a lump sum within 30 days of his termination of employment. Each employment agreement provides that the severance payments to the executive will be “grossed up” if such severance payments are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code to hold the executive harmless against the impact, if any, of such excise tax. In addition, the Company must reimburse the executive for his legal fees in connection with any good faith claim for severance payments under the employment agreement. Each employment agreement provides that the severance payments will not be offset or mitigated by any income from another source during the severance period.

The employment agreements also provide for payments in the event of termination by reason of the executive’s death or disability during the term of his employment agreement. The payments will be in an amount equal to two times the executive’s then effective per annum rate of salary plus a pro rata portion of the incentive compensation for the calendar year in which the death or disability occurs. In the event of death, such payments will be paid in eight quarterly installments following the date of the executive’s death. In the case of the executive’s disability, such payments will be made in 24 monthly installments, with the first 6 installments paid in a lump sum within 30 days following the executive’s separation from service, and the remaining 18 installments made over 18 months beginning with the seventh month after the executive’s separation from service. The disability payments to the executive would be reduced by any amounts paid to the executive in connection with the Company’s disability insurance contracts.

In the event of termination without “cause”, for “good reason” or death or disability or in the event of a “change in control”, all unvested shares of restricted stock or stock options shall vest.

For purposes of the employment agreements described above, the terms have the meanings set forth below:

“change in control” generally includes:

(i) the acquisition by any person of 20% or more of the outstanding stock of the Company;

(ii) approval by the shareholders of the Company of a consolidation, merger or other business combination involving the Company in which the Company is not the surviving entity, other than a transaction in which the holders of the Company’s Common Stock immediately prior to the transaction have substantially the same proportionate ownership of Common Stock of the surviving corporation after the transaction;

(iii) approval by the shareholders of the Company of any consolidation, merger or other business combination in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the transaction do not own at least a majority of the outstanding Common Stock of the continuing or surviving corporation;

(iv) approval by the shareholders of the Company of any sale, lease or exchange of substantially all of the assets of the Company and its subsidiaries;

(v) a change in the majority of the members of the Board of Directors within a 24-month period, unless the election or nomination for election by the Company’s shareholders of each new director was approved by the vote of 2/3 of the directors then still in office who were in office at the beginning of the 24-month period; or

(vi) more than 50% of the assets of the Company and its subsidiaries are sold, transferred or otherwise disposed of, other than in the usual and ordinary course of its business.

“cause” generally means a material breach of the executive’s duties under his employment agreement, or the fraudulent, illegal or other gross misconduct which is materially damaging or detrimental to the Company.

“good reason” generally means:

(i) a material change in the executive’s duties and responsibilities or a change in his title or position without his consent;

(ii) there arises a requirement that the services required to be performed by executive would necessitate the executive to move his residence at least 50 miles from the Buffalo, NY area;

(iii) a material reduction by the Company in the executive’s compensation or benefits;

(iv) a material breach of the employment agreement by the Company;

(v) in the case of Messrs. Attea and Myszka, the failure of the executive to be elected a director at any annual shareholders meeting; or

(vi) the failure of any successor to the Company to specifically assume responsibility for the employment agreement.

Potential Payments and Benefits upon Death or Disability or upon Termination of Employment With No Change in Control of the Company.  The tables below reflect the amount of compensation to each of the Executive Officers in the event of termination of such executive’s employment described below. The amounts shown assume that such termination was effective as of December 31, 2009 and uses the closing market price of the Company stock on such date, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to such executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

The first column of each table below sets forth the payments to which the executive would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the executive’s employment for any reason other than for “cause” by the Company or by the executive without “good reason,” and assuming such termination occurred prior to, or did not otherwise arise in connection with, a “change in control” of the Company. The second column of each table reflects payments that would be due in the event of the executive’s termination of employment due to death or disability prior to a change in control of the Company. No benefits are paid, other than earned but unpaid compensation, upon a termination of employment by the Company for “cause” or for termination by the executive upon retirement or without “good reason.”

	Termination by
	Company without
	“Cause” or
	Termination by
	Executive for	Death or
	“Good Reason”	Disability

Robert J. Attea
Cash Severance(1)	$5,169,465	$838,000
Continued Employee Welfare Benefits	45,084	0
Acceleration of Equity Awards	1,273,417	1,273,417

Total	$6,487,966	$2,111,417

Kenneth F. Myszka
Cash Severance(1)	$4,758,672	$816,000
Continued Employee Welfare Benefits	50,805	0
Acceleration of Equity Awards	1,300,536	1,300,536

Total	$6,110,013	$2,116,536

David L. Rogers
Cash Severance(1)	$4,758,672	$816,000
Continued Employee Welfare Benefits	35,163	0
Acceleration of Equity Awards	1,371,603	1,371,603

Total	$6,165,438	$2,187,603

(1)	Cash severance for disability is reduced by any amounts paid to the officer under the Company’s disability insurance contract.

Potential Payments and Benefits Following, or in Connection With a Change In Control of the Company.  Upon a termination of an Executive Officer’s employment without “cause” or a termination by the executive for “good reason” following a “change in control,” the executive is entitled to receive the following benefits:

Robert J. Attea
Cash Severance	$5,169,465
Acceleration of Equity Awards	1,273,417
Continued Employee Welfare Benefits	45,084
Gross-up for excise tax and additional income taxes	3,217,726

Total	$9,705,692

Kenneth F. Myszka
Cash Severance	$4,758,672
Acceleration of Equity Awards	1,300,536
Continued Employee Welfare Benefits	50,805
Gross-up for excise tax and additional income taxes	3,028,298

Total	$9,138,311

David L. Rogers
Cash Severance	$4,758,672
Acceleration of Equity Awards	1,371,603
Continued Employee Welfare Benefits	35,163
Gross-up for excise tax and additional income taxes	3,064,262

Total	$9,229,700

Cash severance for the Executive Officers is paid in 36 monthly payments following the termination of the executive’s employment, with the first six monthly payments being made in a single sum to the executive within 30 days following his separation from service and the remaining 30 payments made over a 30 month period beginning seven months after the separation from service. However, if a “change of control” occurs while the Company is making severance payments or if the executive is terminated within 2 years following a “change in control” of the Company, and if such “change in control” also qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Internal Revenue Code, then the payments/remaining payments will be made in a single sum within 30 days following the “change in control” or separation from service. If the “change in control” does not so qualify under Section 409A, then the payments/remaining payments would be transferred to a rabbi trust and payments made from the trust. Cash severance on account of death will be paid in eight quarterly installments. Cash severance on account of disability will be paid in 24 monthly installments with the first 6 months of severance paid in a single sum within 30 days following separation from service and the remaining payments made in 18 monthly installments beginning with the seventh month after the executive’s separation from service. Accelerated equity awards are paid upon the termination of employment, death or disability of the executive.

SHARE RETENTION POLICY

The Compensation Committee has not established guidelines or requirements for the ownership of shares of the Company’s common stock by Executive Officers because each of such executives has had and continues to have a significant equity interest in the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for Executive Officers and oversees the Company’s stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis found on pages 15-18 of this proxy statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Company with regard to executive compensation. Based upon this review and discussion with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission, and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

John E. Burns, Chair
Anthony P. Gammie
James R. Boldt

THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

CERTAIN TRANSACTIONS

Edward Killeen, the Company’s Senior Executive Vice President of Operations is the brother-in-law of the Chief Executive Officer. Mr. Killeen’s total compensation for 2009 was $210,399.

The Company has engaged Locke Acquisition Group, LLC as a broker to purchase and sell real property. During 2009 the Company paid Locke Acquisition Group LLC $512,850 in commissions. Jonathan Attea, son of the Chief Executive Officer of the Company, is an employee of Locke Acquisition Group, however, he does not hold any equity in that company nor is he an officer or director.

Frederick G. Attea, brother of the Company’s Chief Executive Officer, is a partner of the law firm of Phillips Lytle LLP, which has represented and is currently representing the Company and Sovran HHF Storage Holdings LLC. Phillips Lytle LLP’s legal fees for services rendered to the Company for 2009 totaled $806,718 and its legal fees for services rendered to Sovran HHF Storage Holdings LLC, a joint venture in which the Company has a 20% ownership interest, totaled $22,877.

The transactions and arrangements above were reviewed and disclosed under the Company’s policies and procedures regarding related party transactions.

The Company has entered into indemnification agreements with each of its Executive Offices and directors containing provisions that may require the Company, among other things, to indemnify those officers and directors against liabilities that may arise by reason of their status or service as officers or directors. The agreements also provide for the Company to advance to the officers and directors expenses that they expect to incur as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers.

PROPOSALS OF SHAREHOLDERS FOR THE 2011 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2011 Annual Meeting of Shareholders, Shareholder proposals must be received by the Secretary of the Company, 6467 Main Street, Williamsville, New York 14221, no later than December 11, 2010.

The Company’s By-Laws set forth the procedure to be followed by a Shareholder who wishes to recommend one or more persons for nomination to the Board of Directors or present a proposal at an Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials). Only a Shareholder of record entitled to vote at an Annual Meeting may present a proposal and must give timely written notice thereof to the Secretary of the Company at the address noted above. Generally, such notice must be received by the Company not less than 75 days nor more than 180 days prior to the anniversary date of the immediately preceding Annual Meeting. However, if such meeting is called for a date more than seven days prior to the anniversary date, then the notice must be received not later than the close of business on (i) the 20th day following the earlier of (a) the date on which notice of the date of the meeting was mailed to Shareholders or (b) the date on which the date of such meeting was publicly disclosed, or (ii) if the date of notice or public disclosure occurs more than 75 days prior to the scheduled date of the meeting, then the later of (a) the 20th day following the first to occur of such notice or public disclosure or (b) the 75th day prior to the scheduled date of the meeting.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors of the Company did not contemplate or expect that any business other than that pertaining to the subjects referred to in this Proxy Statement would be brought up for action at the meeting, but in the event that other business calling for a Shareholders’ vote does properly come before the meeting, the Proxies will vote thereon according to their best judgment in the interest of the Company.

A COPY OF SOVRAN SELF STORAGE, INC.’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO THOSE SHAREHOLDERS WHO WOULD LIKE MORE DETAILED INFORMATION CONCERNING THE COMPANY. TO OBTAIN A COPY, PLEASE WRITE TO: DAVID L. ROGERS, SECRETARY, SOVRAN SELF STORAGE, INC., 6467 MAIN STREET, WILLIAMSVILLE, NEW YORK, 14221. THE 10-K IS ALSO AVAILABLE ON THE COMPANY’S WEBSITE (www.sovranss.com).

By Order of the Board of Directors,

David L. Rogers
Secretary

April 9, 2010

ANNUAL MEETING OF SHAREHOLDERS OF SOVRAN SELF STORAGE, INC. May 26, 2010 Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 26, 2010: The Proxy Statement, Form 10-K for the year ended December 31, 2009 and the Annual Report to Shareholders are available at www.sovranss.com/2010annualmeeting Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20630000000000001000 5 052610 THE DIRECTORS RECOMMEND A VOTE FOR ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm NOMINEES: for fiscal year 2010. FOR ALL NOMINEES O Robert J. Attea O Kenneth F. Myszka 3. In their discretion, the proxies are authorized to vote upon any other matters of O John E. Burns business which may properly come before the meeting, or, any adjournment(s) WITHHOLD AUTHORITY FOR ALL NOMINEES O Anthony P. Gammie thereof. O Charles E. Lannon THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE FOR ALL EXCEPT O James R. Boldt COMPANY. (See instructions below) PLEASE MARK, SIGN, DATE & RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: Please check here if you plan to attend the meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1 SOVRAN SELF STORAGE, INC. SOLICITED BY THE BOARD OF DIRECTORS for the Annual Meeting of Shareholders – May 26, 2010 As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. Robert J. Attea, Kenneth F. Myszka and David L. Rogers, and each of them with full power of substitution, are hereby appointed proxies to vote all shares (unless a lesser number is specified on the other side) of the stock of Sovran Self Storage, Inc. that are held of record by the undersigned on March 24, 2010 at the Annual Meeting of Shareholders of Sovran Self Storage, Inc., to be held at the Company’s headquarters, 6467 Main Street, Williamsville, New York 14221, on May 26, 2010 at 9:00 a.m., local time, and any adjournments thereof, with all powers the undersigned would possess if personally present, for the election of directors, on each of the other matters described in the Proxy Statement and otherwise in their discretion. The shares represented by this Proxy will be voted as directed by the shareholders. If no direction is given, such shares will be voted for election of all nominees for directors listed in Proposal 1 and for Proposal 2. Please return this proxy card promptly using the enclosed envelope. COMMENTS: (To be Signed on Reverse Side) 14475